Exhibit 99.1

ITEM 1.        BUSINESS

General Development

The Company, a global reinsurance and insurance company, was incorporated under the laws of Bermuda in October 2005 and commenced operations in December 2005.  Through our operating subsidiaries, we write primarily property, property catastrophe and short-tail specialty and casualty reinsurance and through Island Heritage, we primarily write property insurance. We diversify our risks across business lines by risk zones, each of which combines a geographic zone with one or more types of peril (for example, Texas Windstorm). The majority of our reinsurance contracts contain loss limitation provisions such as fixed monetary limits to our exposure and per event caps. We specialize in underwriting where sufficient data exists to analyze effectively the risk/return profile, and where we are subject to legal systems we deem reasonably fair and reliable.

Our largest business is providing property catastrophe reinsurance coverage to a broad range of select insurance companies, primarily on an excess of loss basis. These policies provide coverage for claims arising from major natural catastrophes, such as hurricanes and earthquakes, in excess of a specified loss. We also provide coverage for claims arising from other natural and man-made catastrophes such as winter storms, freezes, floods, fires and tornados. Our specialty lines, which represent a growing proportion of our business, cover such risks as aviation, energy, accident and health, satellite, marine and workers’ compensation catastrophe.

Business Strategy

The Company is in the business of taking two kinds of risk which we refer to as our Franchise Risks: these are insurance risk and investment risk. Our goal with respect to these risks is to be well rewarded for the risks we take, and well diversified so as to produce an acceptable return on equity with moderate volatility. The ultimate responsibility for the levels of Franchise Risk rests with our Executive Chairman and our Chief Executive Officer, reporting to the Board of Directors. We endeavor to minimize other risks such as operational and reputational risks, which we refer to as Enterprise Risks, and the responsibility for managing them lies with our Chief Enterprise Risk Officer, reporting to the Chief Financial Officer and to the Audit Committee.

Our two primary financial goals are to maintain multiple credit ratings in the “A” range, and to produce growth in diluted book value per share, averaging 17% annually with moderate volatility.  We believe that prudent management of our underwriting risks, relative to our capital base, together with effective investment of our capital and premium income, will achieve our financial goals and deliver attractive risk-adjusted returns for our shareholders. To achieve this objective, our strategies are as follows:

Maintain our Continued Commitment to Diversified and Disciplined Underwriting. We will continue to use our disciplined and data-driven underwriting approach to select a diversified portfolio of risks that we believe will generate an attractive return on capital over the long term. Neither our underwriting nor our investment strategies are designed to generate smooth or predictable quarterly earnings, but rather to optimize growth in diluted book value per share over a moving three-year horizon.

Continue Our Focus on Risk Management. We treat risk management as an integral part of our underwriting and business management processes. Substantially all of our reinsurance contracts contain loss limitation provisions, and we will continue to limit our net exposure under those contracts to any single event. This limits our absolute exposure to peak risk zones and produces what we believe to be a more balanced portfolio. Our strategy of limiting our exposure by risk zone means that we expect lower returns than some of our competitors in years where there are lower than average catastrophe losses but that our capital will be better protected in the event of large losses.

Leverage and Expand Our Strong Broker and Customer Relationships. We will continue to strengthen our relationships with brokers and customers and build our franchise. We will seek to enhance our reputation with brokers by responding promptly to submissions, as quickly as within one business day, if necessary, and by providing a reasoned analysis to support our pricing. Members of our senior management team will continue to spend a significant amount of time meeting with brokers and potential new clients and strengthening existing relationships.

Employ a Sophisticated Investment Approach. A substantial allocation of our assets have been invested in high-grade fixed maturity securities, with the remainder generally invested in a diversity of other asset classes, such as U.S. equities, developed and emerging market equities, commodities, and cash equivalents. A smaller portion of our investments is allocated to private equity and real estate.  Our strategy has been designed to produce higher expected total returns on our portfolio while still maintaining sufficient liquidity to pay potential claims and preserving our excellent financial strength rating.

Leverage Our Efficient Global Operating Platform. We will continue to integrate and grow our global operating platform. We believe that by accessing lower cost, yet highly educated and qualified talent, selected from certain of our locations outside of Bermuda, and integrating them into our operations through our technology platform, we will be able to achieve greater capabilities than other Bermuda-based reinsurance companies of comparable capital size.

Expand into Attractive Markets. Our management team has considerable experience in evaluating various market opportunities in which our business may be strategically or financially expanded or enhanced. Such opportunities could take the form of quota share reinsurance contracts, joint ventures, renewal rights transactions, corporate acquisitions of another insurer or reinsurer, or the formation of insurance or reinsurance platforms in new markets. We believe the environment in the reinsurance and insurance markets will continue to produce opportunities for us, through organic expansion or through acquisitions, and that we are well qualified to evaluate and, as appropriate, take advantage of such opportunities.

Employ Our Capital Markets Expertise. The capital markets experience of our senior management team will be leveraged to access capital markets in innovative ways. For example, we have created Mont Fort Re Limited, or Mont Fort, an entity that raises capital from investors through offerings of its preferred shares, and uses the proceeds of those offerings to underwrite reinsurance ceded to it by Flagstone. Because we control both Mont Fort and Flagstone, and because Mont Fort benefits from Flagstone’s underwriting expertise and writes reinsurance only for Flagstone, this type of arrangement is often referred to as a sidecar. Through sidecars, we can optimize our retained risk profile while earning attractive fees for creating and managing these facilities.

Preserve Our Financial Position. We will continue to manage our capital prudently relative to our risk exposures in order to maximize sustainable long term growth in our diluted book value per common share. Our strategy of limiting our exposure by risk zone means that we may achieve lower returns than some of our competitors in years with lower than average catastrophe losses but that our capital will be better protected in the event of large losses. We are committed to maintaining our excellent capitalization, financial strength and ratings over the long term.

Segment Information

The Company is currently organized into two business segments: Reinsurance and Insurance. To better align the Company’s operating and reporting structure with its current strategy, as a result of the strategic significance of Island Heritage Holdings Company’s (“Island Heritage”) insurance business, to the Company, and given the relative size of revenues generated by its insurance business, the Company modified its internal reporting process and the manner in which the business is managed and, as a result, the Company revised its segment structure, effective January 1, 2008. As a result of this process, the company is now reporting its results to the chief operating decision maker based on two reporting segments: Reinsurance and Insurance.

Management views the operations and management of the Company as two separate reporting segments. We regularly review our financial results and assess our performance on the basis of our two reporting segments. Financial data relating to our segments is included in Note 18 to our Consolidated Financial Statements (Item 8 below).

Segments, Products and Operations

Reinsurance Segment and Products

We write primarily property, property catastrophe, and short-tail specialty and casualty reinsurance from our offices in Bermuda and Switzerland.  For a discussion of our Global Operating Platform, please see “Operations—Global Operating Platform” below.

Substantially all of the reinsurance products we currently seek to write are in the form of treaty reinsurance contracts. When we write treaty reinsurance contracts, we do not evaluate separately each of the individual risks assumed under the contracts and are therefore largely dependent on the individual underwriting decisions made by the cedent. Accordingly, as part of our initial review and renewal process, we carefully review and analyze the cedent’s risk management and underwriting practices in deciding whether to provide treaty reinsurance and in appropriately pricing the treaty.

Our contracts can be written on either a pro rata or on an excess of loss basis, generally with a per-event cap. With respect to pro rata reinsurance, we share the premiums as well as the losses and expenses in an agreed proportion with the cedent and typically provide a ceding commission to the client in order to pay for part of their business origination expenses. In the case of reinsurance written on an excess of loss basis, we receive the premium for the risk assumed and indemnify the cedent against all or a specified portion of losses and expenses in excess of a specified dollar or percentage amount.  For the years ended December 31, 2007 and 2006, our reinsurance contracts have been primarily written on an excess of loss basis.

The bulk of our portfolio of risks is assumed pursuant to traditional reinsurance contracts. We may also from time to time take underwriting risk by purchasing a catastrophe-linked bond, or via a transaction booked as an industry loss warranty (as described below under  “ Property Catastrophe Reinsurance ” ) or an indemnity swap. An indemnity swap is an agreement which provides for the exchange between two parties of different portfolios of catastrophe exposure with similar expected loss characteristics (for example, U.S. earthquake exposure for Asian earthquake exposure). We believe our internal capital markets experience is useful in being able to analyze and evaluate underwriting risks independently from their legal form. All underwriting risks, regardless of the form in which they are entered into, are managed by the underwriting team as part of our overall risk portfolio.

Presently, we primarily focus on writing the following products:

Property Catastrophe Reinsurance. Property catastrophe reinsurance contracts are typically “all risk” in nature, meaning that they protect against losses from earthquakes and hurricanes, as well as other natural and man-made catastrophes such as tornados, fires, winter storms, and floods (where the contract specifically provides for coverage). Losses on these contracts typically stem from direct property damage and business interruption. To date, property catastrophe reinsurance has been our most important product.

We write property catastrophe reinsurance primarily on an excess of loss basis. In the event of a loss, most contracts of this type require us to cover a subsequent event and generally provide for a premium to reinstate the coverage under the contract, which is referred to as a “ reinstatement premium. ” These contracts typically cover only specific regions or geographical areas, but may be on a worldwide basis.

We also provide industry loss warranty covers, which are triggered by loss and loss adjustment expenses incurred by the cedent and some pre-determined absolute level of industry-wide losses resulting from an insured event or by specific parameters of a defined event (such as a magnitude 8 earthquake or a category 4 hurricane).

Property Reinsurance. We also provide reinsurance on a pro rata share basis and per risk excess of loss basis. Per risk reinsurance protects insurance companies on their primary insurance risks on a single risk basis, for example, covering a single large building.

Short-tail Specialty and Casualty Reinsurance. We also provide short-tail specialty and casualty reinsurance for risks such as aviation, energy, accident and health, satellite, marine and workers’ compensation catastrophe. During 2008, we expect to continue increasing our specialty writings based on our assessment of the market environment. Most short-tail specialty and casualty reinsurance is written with loss limitation provisions.

Our short-tail casualty portfolio of risks focuses on selected classes, with an initial emphasis on workers’ compensation, personal accident catastrophe and “casualty clash” excess of loss reinsurance business. Under a casualty clash reinsurance agreement, the ceding insurer retains an amount which is generally higher than the limit on any one reinsured policy with the same insurer. Thus, two or more coverages, policies or lives must be involved in the same event for coverage to apply under the reinsurance agreement. For example, coverage under an automobile casualty clash reinsurance agreement would apply in the case of a multi-car accident in which several of the individuals involved have their own policies. Likewise, casualty clash coverage would be applicable in the case of an accident involving an insured commercial vehicle which resulted in a workers’ compensation claim against the same insured party by one of its employees.

Insurance Segment and Products

The Company has established an Insurance segment, as a result of the insurance business generated through Island Heritage, a property insurer based in the Cayman Islands which is primarily in the business of insuring homes, condominiums and office buildings in the Caribbean region.

For the years ended December 31, 2007 and 2006, approximately 70% of the risks we reinsured were related to natural catastrophes, such as hurricanes and earthquakes, in North America, the Caribbean and Europe, although we also have written a significant amount of catastrophe business in Japan and Australasia. Details of gross premiums written by line of business and by geographic area of risk insured are provided below:

	Year Ended December 31, 2007		Year Ended December 31, 2006
	Gross premiums written	Percentage of total	Gross premiums written	Percentage of total
	($ in thousands)
Line of business
Property catastrophe	$378,671	65.6%	$219,102	72.4%
Property	94,503	16.4%	56,417	18.7%
Short-tail specialty and casualty	71,081	12.3%	26,970	8.9%
Insurance	32,895	5.7%	-	-%
Total	$577,150	100.0%	$302,489	100.0%

	Year Ended December 31, 2007		Year Ended December 31, 2006
	Gross premiums written	Percentage of total	Gross premiums written	Percentage of total
	($ in thousands)
Geographic area of risk insured(1)
North America	$297,928	51.6%	$160,384	53.0%
Worldwide risks(2)	99,365	17.2%	37,815	12.5%
Europe	79,894	13.8%	45,737	15.1%
Caribbean(3)	48,103	8.3%	10,291	3.4%
Japan and Australasia	39,547	6.9%	31,690	10.5%
Other	12,313	2.2%	16,572	5.5%
Total	$577,150	100.0%	$302,489	100.0%

(1)	Except as otherwise noted, each of these categories includes contracts that cover risks located primarily in the designated geographic area.

(2)	This geographic area includes contracts that cover risks primarily in two or more geographic zones.

(3)	Gross written premiums related to the insurance segment are included in the Caribbean geographic area.

Operations - Global Operating Platform

We have offices in Bermuda, Switzerland, India, the United Kingdom, Canada, Puerto Rico, Isle of Man, Cayman Islands and Dubai. Most of our senior management, primary underwriting and risk management functions are located in Bermuda and use the support services from the other offices, with lower operating costs or specialized functions, to deliver products and services to brokers and customers. This provides significant efficiencies in our operations and provides us with access to a large and highly qualified staff at a relatively low cost. We believe that we are positioned to perform and grow these functions outside of Bermuda to an extent that distinguishes us among Bermuda-based reinsurance companies of comparable capital size.

Our Bermuda-based underwriters are complemented with a separately licensed and staffed European underwriting platform, Flagstone Suisse based in Martigny in the canton of Valais, Switzerland. We believe that for many lines of business we can be more effective in marketing and attracting continental European business in Switzerland than in Bermuda, and that for many clients, a Swiss counterparty would be preferred. Through this local presence, we will be in a position to closely follow and respond effectively to the changing needs of the various European insurance markets. Flagstone Suisse is licensed by the Federal Office of Private Insurance, or FOPI, in Switzerland.

Our research and development efforts and part of our catastrophe modeling and risk analysis team are based in Hyderabad, India. Our office is located in the state of Andhra Pradesh, a region with many highly educated and talented financial analysis professionals, and the operating costs are substantially below those in Bermuda and Halifax.

In London, England, we have an international reinsurance marketing operation promoting Flagstone to international and multinational clients. Our U.K. operations work alongside our underwriters to develop global business opportunities and maintain relationships with existing clients.

In Halifax, Nova Scotia, Canada, we have a computer data center where we run support services such as accounting, claims, application support, administration and software development. Halifax has a concentration of university graduates with professional backgrounds and credentials in such areas as finance, information technology and science which are appropriate for our back-office functions. In general, the cost of employing a highly skilled work force in Halifax is lower than in Bermuda. In addition, Halifax is in the same time zone as Bermuda, which facilitates communications between our offices.

Our Puerto Rico office, established in 2007 and licensed with the Office of the Commissioner of Insurance of Puerto Rico, provides an underwriting platform targeting the Caribbean and Latin American regions, primarily on behalf of Flagstone Suisse.

In Cayman Islands, we write insurance business generated through Island Heritage, which primarily is in the business of insuring homes, condominiums and office buildings in the Caribbean region.

In Dubai, we have established and licensed a reinsurance intermediary operation with the Dubai Financial Services Authority to provide marketing and underwriting support for the Middle East and North Africa on behalf of Flagstone and Flagstone Suisse.

We believe our operating platform affords us the capability and flexibility to deploy our capital and expertise strategically, efficiently and tactically throughout the global markets. For example, compared to our competitors, we believe these capabilities allow us to process new business submissions quickly and thoroughly, to review relatively more risks in the search for attractive opportunities and to explore new markets where the accumulation and analysis of data is a time-consuming activity.

Ratings

Financial strength ratings have become an increasingly important factor in establishing the competitive position of insurance and reinsurance companies. Rating organizations continually review the financial positions of insurers and reinsurers, including Flagstone.  The following are Flagstone’s and Flagstone Suisse’s current financial strength ratings from internationally recognized rating agencies:

Rating Agency	Financial Strength Rating
A. M. Best	A-	Excellent (Stable outlook)
Moody’s Investor Services	A3	Strong (Stable outlook)
Fitch	A-	Adequate (Stable outlook)

In addition to the ratings above Island Heritage is rated A- by A.M. Best.

Our ability to underwrite business is dependent upon the quality of our claims paying and financial strength ratings as evaluated by independent rating agencies. In the event that we are downgraded by any of the agencies below where our ratings currently are, we believe our ability to write business would be adversely affected. In the normal course of business, we evaluate our capital needs to support the volume of business written in order to maintain our claims paying and financial strength ratings. We regularly provide financial information to rating agencies to both maintain and enhance existing ratings.

These ratings are not evaluations directed to investors in our securities or a recommendation to buy, sell or hold our securities. Our ratings may be revised or revoked at the sole discretion of the rating agencies.

Underwriting and Risk Management

We view underwriting and risk management as an integrated process. We commence work underwriting a risk only after we have an initial understanding of how its addition to our existing portfolio would impact our total single event loss potential by risk zone. After completing our detailed underwriting analysis, and before we provide an indication of terms and price, we ensure that we understand the change this risk will make in the overall risk of our insurance portfolio. We constantly review our global exposures as new opportunities are shown to us, as we bind new business, and as policies mature to ensure that we are continuously aware of our overall underwriting risk.  A principal focus of Flagstone is to develop and effectively utilize sophisticated computer models and other analytical tools to assess the risks that we underwrite and to optimize our portfolio of underwriting and investment risks.

Underwriting

Our principal underwriting objective is to create a balanced portfolio of risks, diversified by risk zone. Underwriting and pricing controls are exercised through our chief underwriting officers and our chief actuary. The underwriting team is supported by additional underwriters, catastrophe risk analysts, an actuarial team, a catastrophe modeling and research team and a full complement of  underwriting administrative support positions.

We underwrite to specific disciplines as set out in our underwriting guidelines developed by our senior executives and approved by the Underwriting Committee of our Board of Directors. In general our underwriting and risk management approach is to:

●	focus on ceding insurers that are leaders in their geographic zone with high quality underlying data;
●	devote significant time and resources to data evaluation and cleansing;
●	use multiple analytical models to price each risk, including varying techniques and vendor models;
●	ensure correct application of vendor model options for each specific risk factor (such as demand surge, which is the tendency for costs such as construction to increase following a large catastrophe);
●	leverage our research and development team’s in-depth knowledge of the strengths and weaknesses of third-party models in pricing and risk selection;
●
subject all risks to peer review, which is the detailed review of each risk we plan to write by an underwriter other than the individual responsible for the transaction, and subject large risks to additional approval by the Chief Executive Officer, the Management Committee, or the Underwriting Committee of the Board of Directors, depending on the size of the risk; and

●	quickly reject risks that do not meet our requirements.

Risk Management

We apply an integrated approach to risk management, employing a variety of tools, both proprietary and commercially available, along with prudent analysis and management from actuarial and underwriting professionals.

We have invested significant resources in developing state of the art risk monitoring capabilities.  Our Multiple Operational Sourced and Integrated Control Database, that we refer to as our MOSAIC system, provides a flexible framework for assimilating various data and informational formats for risk modeling, pricing, underwriting and reporting.  Our proprietary systems allow us significant flexibility in evaluating our loss potential from a variety of commercial vendor models and varying segments of our business, primarily regional and peril.

Property catastrophe risks along with other aggregating exposures are monitored in a variety of fashions including probable maximum loss and absolute zonal limits exposed.  Internal risk guidelines govern the maximum levels of risk the Company may assume including size of individual risk commitments.  We limit risks on both an absolute zonal basis for property and probable maximum loss.

Probable Maximum Loss (“PML”).    We monitor our PML on both a per occurrence and annual aggregate basis as part of our internal risk guidelines.  Per occurrence refers to the potential size of loss from a given event versus annual aggregate, which involves the use of simulation to define hypothetical years containing sequences of events.  For example, Hurricanes Katrina, Wilma or Rita would qualify as individual events, but annual aggregate calculations identify the Company’s exposure to all three of these events occurring in a single year.

We also manage the risk of estimation error by applying limits in each of our risk zones, which we refer to as zonal limits. Substantially all of our contracts include loss limitation provisions, and we limit the amount of exposure to a single event loss for a particular peril that we can take on or retain from those contracts in any one risk zone. Our approach to risk control imposes an absolute limit on our net maximum potential loss for any single event in any one risk zone, which reduces the risk to Flagstone of model error or inaccuracy.

Ceded Reinsurance.   In addition to managing the risks in our portfolio by monitoring the zonal exposures resulting from each underwriting decision, we also may choose to protect our results and capital through the use of retrocessional coverage. This coverage may be purchased on an indemnity basis as well as on an industry basis (for example, industry loss warranties).

When we buy retrocessional coverage on an indemnity basis, we are paid for an agreed-upon portion of the losses we actually suffer. In contrast, when we buy an industry loss warranty cover, we are paid only if both the Company and the industry suffer a loss (as reported by one of a number of independent agencies) in excess of specified threshold amounts. With an industry loss warranty, we bear the risk that we may suffer a loss and yet receive no payment because the industry loss was less than the specified threshold amount.

We only purchase retrocessional coverage from reinsurers with a minimum financial strength rating of “A-” from A.M. Best or S&P or  “ A3 ”  from Moody’s, from affiliates with whom we are able to control credit risk, or on a collateralized basis.

We cede business to our sidecar, Mont Fort. Mont Fort raises capital from third-party investors through offerings of its preferred shares, and uses the proceeds of those offerings to underwrite reinsurance which will be ceded to Mont Fort by Flagstone. Mont Fort is organized to establish segregated accounts, referred to as cells. Each cell of Mont Fort has a distinct business strategy, underwriting strategy and underwriting risk management program. Flagstone may also cede business to reinsurance companies other than Mont Fort.

We also use capital markets instruments for risk management (e.g., catastrophe-linked bonds, or catastrophe bonds, which is a type of financial instrument that is tied to a specific catastrophic event, and other forms of risk securitization) where the pricing and capacity is attractive and the structures provide a high degree of security and clear loss settlement procedures.

Program Limits.    We also seek to control our overall exposure to risk by limiting the amount of reinsurance we will supply in accordance with a particular program or contract. This helps us to diversify within and across risk zones. Our Underwriting Committee sets an absolute dollar limit on our maximum exposure to any one program or contract, which may be exceeded for specific situations at the discretion of the Underwriting Committee.

Marketing and Distribution

Our reinsurance customers generally are sophisticated, long-established insurers who seek the assurance not only that claims will be paid but also that reinsurance will continue to be available after claims are paid. Catastrophic losses can be expected to adversely affect our clients’ financial results from time to time, and we believe that our financial stability, ratings, growth of capital, client service and innovation are essential for creating long-term relationships. We believe that such relationships are critical to creating long-term value for the Company and for our shareholders.

The majority of our business is produced through brokers and reinsurance intermediaries who receive a brokerage commission on industry standard terms, usually equal to a percentage of gross premiums. We seek to become the first choice of brokers and clients by providing:

●	a high level of technical expertise in the risks we write;

●	rapid and informed quoting;

●	timely payment of claims;

●	large capacity within our underwriting guidelines on the high quality clients we target; and

●	clear indications of the classes of risks we will and will not write.

Our objective is to build long-term relationships with key reinsurance brokers, such as Aon Re Worldwide, Benfield Group Limited, Guy Carpenter & Company, Inc. and Willis Group Holdings Ltd., and with many ceding companies.

Our insurance segment operates from offices in the Cayman Islands and Puerto Rico. We produce our business primarily through brokers and agents in the Caribbean.

Island Heritage insures private homes, condominiums and office buildings from its headquarters in the Cayman Islands and via its licensed agents in the Caribbean.

The following table sets forth the Company’s gross premiums written by broker:

	Year Ended December 31, 2007		Year Ended December 31, 2006
	Gross premiums written	Percentage of total	Gross premiums written	Percentage of total
	($ in thousands)
Name of broker
Guy Carpenter	$153,781	26.6%	$49,845	16.5%
Benfield	149,651	25.9%	78,217	25.9%
Aon Re Worldwide	96,013	16.6%	63,675	21.1%
Willis Group	77,030	13.3%	72,424	23.9%
Other brokers	100,675	17.6%	38,328	12.6%
Total	$577,150	100.0%	$302,489	100.0%

We believe that by maintaining close relationships with brokers, we are able to obtain access to a broad range of potential reinsureds. We meet frequently in Bermuda and elsewhere with brokers and senior representatives of clients and prospective clients.

Claims Management

The Company’s reinsurance and insurance claims management process is initiated upon receipt of reports from ceding companies and insureds.

An initial review is conducted by a claims analyst who uses our proprietary claims validation tools to ensure correct loss and reinstatement premium calculations prior to approval/entry into our underwriting/claims/accounting system.

Underwriters, underwriting managers, claims management and senior management review claims submissions for authorization prior to entry and settlement. These authorizations, additional management approvals and claims statuses are governed through our custom claims workflow system. This is a key control in our claims process.

On occasions where legal contract review is necessary, claims are subject to internal legal review from counsel. Once the validity of the given claim is established, responsibility for management of the claim is transferred to our claims department. As the claim develops, the claims department is empowered to draw on those resources, both internal and external, it deems appropriate to settle the claim appropriately.

Where necessary, we will conduct or contract for on-site audits periodically, particularly for large accounts and for those whose performance differs from our expectations. Through these audits, we will be able to evaluate ceding companies’ claims-handling practices, including the organization of their claims departments, their fact-finding and investigation techniques, their loss notifications, the adequacy of their reserves, their negotiation and settlement practices and their adherence to claims-handling guidelines.

Loss Reserves

Loss reserves represent estimates, including actuarial and statistical projections at a given point in time, of the ultimate settlement and administration costs of claims incurred.  Loss and loss adjustment expense reserves (or loss reserves) are typically comprised of (1) case reserves, which are established for specific, individual reported claims and (2) reserves for losses that have been incurred but for which claims have not yet been reported to us, referred to as incurred but not reported, or IBNR, reserves. Our estimates are not precise in that, among other things, they are based on predictions of future developments and estimates of future trends in claims severity and frequency and other variable factors such as inflation. It is likely that the ultimate liability will be greater or less than such estimates and that, at times, this variance will be material.

On our reinsurance book the Company’s actuarial group performs a quarterly loss reserve analysis on a contract by contract basis. This analysis incorporates specific exposures, loss payment and reporting patterns, as well as additional loss-sensitive contractual features such as reinstatement premiums, profit commissions, and other relevant factors. This process involves the segregation of risks between catastrophic and non-catastrophic risks to ensure appropriate treatment.

For our property and other catastrophe policies, we initially establish our loss reserves based on loss payments and case reserves reported by ceding companies. We then add to these case reserves our estimates for IBNR. To establish our IBNR estimates, in addition to the loss information and estimates communicated by cedents, we also use industry information, knowledge of the business written by us, management’s judgment and general market trends observed from our underwriting activities. We may also use our computer-based vendor and proprietary modeling systems to measure and estimate loss exposure under the actual event scenario, if available. Although the loss modeling systems assist with the analysis of the underlying loss, and provide us with information and the ability to perform an enhanced analysis, the estimation of claims resulting from catastrophic events is inherently difficult because of the variability and uncertainty of property catastrophe claims and the unique characteristics of each loss.

For non-catastrophe business, we utilize a variety of standard actuarial methods in our analysis. The selections from these various methods are based on the loss development characteristics of the specific line of business and specific contracts. The actuarial methods we use to perform our quarterly contract by contract loss reserve analysis include: Paid Loss Development Method, Reported Loss Development Method, Expected Loss Ratio Method, Bornheutter-Ferguson Paid Loss Method and Bornheutter-Ferguson Reported Loss Method. See Item 7,  “ Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies—Loss and Loss Adjustment Expense Reserves ”.

We reaffirm the validity of the assumptions we use in the reserving process on a quarterly basis during an internal review process. During this process the actuaries verify that the assumptions continue to form a sound basis for projection of future liabilities.

Although we believe that we are prudent in our assumptions and methodologies, we cannot be certain that our ultimate payments will not vary, perhaps materially, from the estimates we have made. If we determine that adjustments to an earlier estimate are appropriate, such adjustments are recorded in the quarter in which they are identified. The establishment of new reserves, or the adjustment of reserves for reported claims, could result in significant upward or downward changes to our financial condition or results of operations in any particular period. We regularly review and update these estimates, using the most current information available to us.

Our estimates are reviewed annually by an independent actuary in order to provide additional insight into the reasonableness of our loss reserves.

      The Company’s reserve development is composed of the change in ultimate losses from what the Company originally estimated as well as the impact of the foreign exchange revaluation on reserves.  The re-estimated ultimate claims and claim expenses reflect additional information received from cedents or obtained through reviews of industry trends, regarding claims incurred prior to the end of the preceding financial year.  A redundancy (or deficiency) arises when the re-estimation of reserves is less (or greater) than previously estimated at the preceding year-end.  The cumulative redundancies (or deficiencies) reflect cumulative differences between the initial reported net reserves and the currently re-estimated net reserves.  Annual changes in the estimates are reflected in the income statement for each year, as the liabilities are re-estimated.  Reserves denominated in foreign currencies are revalued at each year-end’s foreign exchange rates. The following table presents the development of our loss and loss adjustment expense reserves for December 31, 2006 through December 31, 2007, and the breakdown of our loss and loss adjustment expense reserves as at December 31, 2007 per accident year, net of claims paid (in thousands of U.S. dollars):

	Initial Estimate of Ultimate Claims and Claim	Re-estimated Ultimate Claims and Claim Expenses as of December 31, 2007		Cumulative Redundancy	% Decrease	Loss and Loss Adjustment Expense	% of Claims
	Expense	2006	2007	(Deficiency)	(Increase)	Reserves	Unpaid
Accident year 2006	$26,660	$26,660	$22,785	$3,875	14.5%	$11,693	51.3%
Accident year 2007	199,223	-	199,223	-	-	166,559	83.6%
Foreign exchange on reserves	-	-	-	-	-	2,726	-
	$225,883	$26,660	$222,008	$3,875	1.7%	$180,978	81.5%

With respect to our insurance operations, we are notified of insured losses by brokers, agents and insureds and record a case reserve for the estimated amount of the ultimate expected liability arising from the claim. The estimate reflects the judgment of our claims personnel based on general reserving practices, the experience and knowledge of such personnel regarding the nature of the specific claim and, where appropriate, advice of counsel, loss adjusters and other relevant consultants.

Investments

The investment management guidelines of the Company are set by the Finance Committee of our Board of Directors. The Finance Committee establishes investment policies and guidelines for both internal and external investment managers.

When the Company was formed, the Finance Committee decided to invest initially in a conventional portfolio consisting of mainly high grade bonds and a 10% component of passive U.S. equities. This was decided in order to simplify our initial credit rating process and to allow Company management to focus on underwriting the insurance risks rather than managing the investment portfolio. This portfolio was an appropriate component of our initial strategy to accomplish our first year’s business objectives; however, it was not the optimum portfolio to achieve our long term primary financial objective of growth in diluted book value per share.

Subsequently, the Finance Committee conducted a comprehensive asset allocation study, consistent with modern practice in portfolio optimization, and developed a sophisticated optimization model using asset classes the Company is allowed to invest in from fiscal, regulatory, and liquidity aspects. The model aims at achieving higher expected total returns while maintaining adequate liquidity to pay potential claims and preserving our financial strength rating. The asset class composition of the model output includes a significant allocation to high grade fixed maturities securities, with the balance invested between other asset classes, such as U.S. equities, developed and emerging market equities, commodities and cash equivalents. A smaller portion of investments is allocated to private equity, real estate and hedge funds. We started the gradual implementation of the optimum portfolio driven by the model output in late 2006, through a combination of internal and external portfolio managers.

Tactically, we have very small (about 2%) exposure to hedge funds, and a strong bias against active management in favor of indexing and passive securities, that are generally the most liquid. A number of our equity and other exposure implementations use futures contracts and swaps, whereas the assets in a short term portfolio, managed by external managers, back the futures contracts as if those assets were pledged and not available for liquidity purposes. This implementation strategy gives us a low cost and efficient way, using a mixture of passive assets and outside managers to complement our in-house capability for overall portfolio management, liquidity management and hedging.  With the incorporation of our Swiss entity, we reoptimized the portfolio in February 2007, introducing four new asset classes comprising Swiss bonds, Swiss equity, Euro equity, and Swiss short term investments. The model is allowed to allocate only the Swiss entity capital portion to these newly introduced asset classes.

During 2007, for the majority of the asset class strategies we have been able to achieve investment returns in line with expected benchmark returns, within acceptable tracking error. In the fourth quarter of 2007, we performed our annual portfolio optimization exercise and reran our model based on a revised allocation approval from A.M. Best.  In December 2007, we completed the majority of our rebalancing based on our updated model. The current allocation still keeps the high grade fixed maturity component similar to previous levels, but achieves a better diversification among the other asset classes. In particular, there is now less allocation to U.S. equity and higher allocation to non-U.S. equity and commodities. The portfolio implementation methodology remains the same as before.

Sub-prime Exposure

As at December 31, 2007 the Company had no sub-prime exposure in our portfolio. Please see Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Financial Condition, Liquidity and Capital Resources—Investments” below for further details.

Competition

We operate in highly competitive markets.

In our reinsurance segment we compete with major and mid-sized U.S., Bermuda and other international reinsurers, some of which have greater financial, marketing and management resources than we do. We also compete with government-sponsored insurers and reinsurers, and with new companies which continue to be formed to enter the reinsurance market. In addition, established competitors have completed or may be planning to complete additional capital raising transactions. Capital markets also offer alternative products that are intended to compete with traditional reinsurance products.

In particular, we compete with reinsurers that provide property-based lines of reinsurance, such as ACE Tempest Reinsurance Ltd., AXIS Capital Holdings Ltd., Lloyd’s of London, Montpelier Re Holdings Ltd., RenaissanceRe Holdings Ltd., XL Re Ltd., and similar companies.

Competition in the types of business that we underwrite is based on many factors, including:

●	premiums charged and contractual terms and conditions offered;
●	services provided, products offered and scope of business (both by size and geographic location);
●	strength of client relationships;
●	financial strength ratings assigned by independent rating agencies;
●	speed of claims payment;
●	reputation;
●	perceived financial strength; and
●	experience of the reinsurer in the line of reinsurance to be written.

Increased competition could result in fewer submissions, lower premium rates, and less favorable policy terms, which could adversely impact our growth and profitability. In addition, capital market participants have recently created alternative products, such as catastrophe bonds, that are intended to compete with reinsurance products.  We believe that we are well positioned in terms of client services and underwriting expertise. We also believe that our capitalization and strong financial ratios provide us with a competitive advantage in the marketplace.

In our insurance segment, where competition is focused on price as well as availability, service and other considerations, we compete with insurers that provide property and casualty based lines of insurance such as Lloyd’s of London, Royal & Sun Alliance and local insurers.

Other Subsidiaries

Mont Fort

We own all of the outstanding common shares of Mont Fort. Mont Fort is organized under the laws of Bermuda as an exempted company which is registered as a general business Class 3 insurer and is also registered as a  “ segregated accounts ” company under the Bermuda Segregated Accounts Companies Act 2000 (as amended), or the SAC Act. The SAC Act enables Mont Fort to establish segregated accounts, referred to as cells. Each cell of Mont Fort has a distinct business strategy, underwriting strategy and underwriting risk management program. Each cell of Mont Fort raises capital through preferred shares issued by Mont Fort and linked to that cell, underwrites its own risks and, to the fullest extent provided by the SAC Act, is solely responsible for liabilities arising from those risks. Each cell uses the proceeds of those offerings to underwrite reinsurance which will be ceded to Mont Fort by Flagstone.

On June 6, 2006, Mont Fort closed an offering of preferred shares relating to its first cell, Mont Fort ILW, which yielded gross proceeds of $60.0 million including investments by Flagstone of $5.0 million (8.3%) and LB I Group Inc., or LB I, of $50.0 million (83.3%).  LB I is a related party due to its investment in common shares of the Company.  On August 28, 2006, Mont Fort repurchased the preferred shares held by Flagstone for $5.1 million. As at December 31, 2006, and for the year ended December 31, 2006, in accordance with Financial Accounting Standards Board ( “  FASB ” ) Interpretation No. 46, as revised, “Consolidation of Variable Interest Entities - an interpretation of ARB No. 51” ( “ FIN 46(R) ” ), the Company had determined that Mont Fort was a Variable Interest Entity (“VIE”). The Company was not considered to be the primary beneficiary and therefore, was not required to consolidate Mont Fort into its financial statements. The Company was deemed to have significant influence over the operating and financial policies of Mont Fort due to its board representation and 100% voting interests. Therefore Mont Fort was accounted for under the equity method of accounting. Under this method, the Company recorded all of the income or loss from the general account of Mont Fort but no income or losses arising from the activities of the segregated account of Mont Fort.

On January 2, 2007, Mont Fort closed an offering of preferred shares relating to its second cell, Mont Fort ILW 2 Cell, which we refer to as Mont Fort ILW 2, which yielded gross proceeds of $55.0 million from LB I.  Mont Fort, in respect of Mont Fort ILW 2, entered into a quota share reinsurance contract with Flagstone under which Flagstone assumes 8.3% of the business written by Mont Fort ILW 2.

On January 12, 2007, Mont Fort closed an offering of preferred shares relating to a third cell, Mont Fort High Layer or Mont Fort HL, which yielded gross proceeds of $28.1 million. The investor in Mont Fort HL is Newcastle Special Opportunity Fund V, L.P., an entity with no previous investments or affiliations with the Company or with Mont Fort. Mont Fort, in respect of Mont Fort HL, entered into a quota share reinsurance contract with Flagstone under which Flagstone assumes 9.0% of the business written by Mont Fort HL.

The Company determined that the establishment of these cells was a reconsideration event under the provisions of paragraph 7 and paragraph 15 of FIN 46(R). Consequently, the Company assessed whether or not Mont Fort continues to be a VIE and, if so, whether the Company or another party was Mont Fort’s primary beneficiary. The Company assessed the impact of these reconsideration events on its results and financial position, and concluded that the establishment of the Mont Fort HL cell on January 12, 2007 was the reconsideration event that resulted in the Company being the primary beneficiary of Mont Fort. As such, the results of Mont Fort are included in the Company’s consolidated financial statements with effect from January 12, 2007. The portions of Mont Fort’s net income and shareholders’ equity attributable to holders of the preferred shares for the year ended December 31, 2007 are recorded in the consolidated financial statements of the Company as minority interest.

In addition, we do not count Mont Fort’s contracts against our zonal limits or otherwise consider Mont Fort as a subsidiary for our underwriting and risk management procedures.

Island Heritage

Island Heritage Holdings Company, or Island Heritage, is a property insurer based in the Cayman Islands which primarily is in the business of insuring homes, condominiums and office buildings in the Caribbean region.  On July 3, 2007, we purchased 73,110 shares (representing a 21.4% interest) in Island Heritage for a purchase price of $12.6 million. With this acquisition, we took a controlling interest in Island Heritage by increasing its ownership to 54.6% of the voting shares.  We had previously acquired 33.2% of the shares through three purchases in March 2006 (18.7% interest), October 2006 (9.8% interest) and May 2007 (4.7% interest).  Following the acquisition, the Company’s representation on Island Heritage’s board and the close working relationship with its management allows us to promote and support best practices in the underwriting of Island Heritage’s underlying business and to consequently enhance the quality of data available to Flagstone to underwrite the reinsurance of such business.

As a result of the acquisition of the controlling interest, the results of operations of Island Heritage have been included in the Company’s consolidated financial statements from July 1, 2007, with the portions of Island Heritage’s net income and shareholders’ equity attributable to minority shareholders recorded as minority interest in the Company’s consolidated financial statements.

Employees

The Company had 270 employees at December 31, 2007.  We believe that our relations with our employees are generally good.

Regulation

The business of reinsurance is now regulated in most countries, although the degree and type of regulation varies significantly from one jurisdiction to another. As a holding company, Flagstone Reinsurance Holdings Limited is not subject to Bermuda insurance regulations, but its various operating subsidiaries are subject to regulations as follows:

Bermuda Insurance Regulation

The Insurance Act.   As a holding company, we are not subject to Bermuda insurance law and regulations. However, the Bermuda Insurance Act 1978 of Bermuda, as amended, which we refer to as the Insurance Act, and related regulations, regulate the insurance business of Flagstone. The Insurance Act provides that no person shall carry on any insurance business in or from within Bermuda unless registered as an insurer under the Insurance Act by the Bermuda Monetary Authority (“BMA”), which is responsible for the day-to-day supervision of insurers. The BMA, in deciding whether to grant registration, has broad discretion to act as it thinks fit in the public interest. The BMA is required by the Insurance Act to determine whether the applicant is a fit and proper body to be engaged in the insurance business and, in particular, whether it has, or has available to it, adequate knowledge and expertise to operate an insurance business. Under the Insurance Act, insurance business includes reinsurance business. The continued registration of a company as an insurer under the Insurance Act is subject to its complying with the terms of its registration and such other conditions as the BMA may impose from time to time.

An Insurance Advisory Committee appointed by the Bermuda Minister of Finance advises the BMA on matters connected with the discharge of the BMA’s functions, and sub-committees thereof supervise and review the law and practice of insurance in Bermuda, including reviews of accounting and administrative procedures.

The Insurance Act imposes solvency and liquidity standards and auditing and reporting requirements on Bermuda insurance companies and grants to the BMA powers to supervise, investigate and intervene in the affairs of insurance companies. Certain significant aspects of the Bermuda insurance regulatory framework are set forth below.

Classification of Insurers.     The Insurance Act distinguishes between insurers carrying on long-term business and insurers carrying on general business. There are four classifications of insurers carrying on general business, with Class 4 insurers subject to the most onerous regulation with the strictest limits on their types of business. Flagstone and Mont Fort are registered to carry on general business as Class 4 and Class 3 insurers in Bermuda, respectively, and are regulated as such under the Insurance Act. Flagstone and Mont Fort will not be permitted to carry on long-term business. In general, long-term business includes life and long-term disability insurance.

Cancellation of Insurer’s Registration.   An insurer’s registration may be canceled by the BMA on certain grounds specified in the Insurance Act, including failure of the insurer to comply with its obligations under the Insurance Act or if, in the opinion of the BMA, the insurer has not been carrying on business in accordance with sound insurance principles.

Principal Representative.   An insurer is required to maintain a principal office in Bermuda and to appoint and maintain a principal representative in Bermuda.

Independent Approved Auditor.     Every registered insurer must appoint an independent auditor who will annually audit and report on the statutory financial statements and the statutory financial return of the insurer, both of which, in the case of Flagstone, are required to be filed annually with the BMA. The independent auditor of Flagstone must be approved by the BMA and may be the same person or firm which audits Flagstone’s financial statements and reports for presentation to its shareholders. Flagstone’s independent auditor is Deloitte & Touche, Bermuda.

Loss Reserve Specialist.   As a registered Class 4 insurer, Flagstone is required to submit an opinion of its approved loss reserve specialist with its statutory financial return in respect of its loss and loss expense provisions. The loss reserve specialist, who will normally be a qualified property casualty actuary, must be approved by the BMA.  Our Chief Actuary has been approved as our loss reserve specialist.

Statutory Financial Statement.   Flagstone must prepare annual statutory financial statements. The Insurance Act prescribes rules for the preparation and substance of such statutory financial statements (which include, in statutory form, a balance sheet, an income statement, a statement of capital and surplus and notes thereto). Flagstone is required to give detailed information and analyses regarding premiums, claims, reinsurance and investments. The statutory financial statements are not prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and are distinct from the financial statements prepared for presentation to the shareholder of Flagstone (which is the Company) under the Companies Act, which financial statements are prepared in accordance with U.S. GAAP. Flagstone, as a general business insurer, is required to submit the annual statutory financial statements as part of the annual statutory financial return. The statutory financial statements and the statutory financial return do not form part of the public records maintained by the BMA.

Annual Statutory Financial Return.    Flagstone is required to file with the BMA a statutory financial return no later than four months after its financial year end (unless specifically extended upon application to the BMA). The statutory financial return for a Class 4 insurer includes, among other matters, a report of the approved independent auditor on the statutory financial statements of such insurer, solvency certificates, the statutory financial statements themselves, the opinion of the loss reserve specialist and a schedule of reinsurance ceded. The solvency certificates must be signed by the principal representative and at least two directors of the insurer who are required to certify, among other matters, whether the minimum solvency margin has been met and whether the insurer complied with the conditions attached to its certificate of registration. The independent approved auditor is required to state whether in its opinion it was reasonable for the directors to so certify. Where an insurer’s accounts have been audited for any purpose other than compliance with the Insurance Act, a statement to that effect must be filed with the statutory financial return.

Minimum Solvency Margin and Restrictions on Dividends and Distributions.   Under the Insurance Act, the value of the general business assets of a Class 4 insurer, such as Flagstone, must exceed the amount of its general business liabilities by a prescribed amount. Flagstone is subject to the following conditions:

●	is required, with respect to its general business, to maintain a minimum solvency margin equal to the greatest of:

°	100 million Bermuda dollars; or

°	50% of net premiums written (being gross premiums written less any premiums ceded by Flagstone but Flagstone may not deduct more than 25% of ceded premiums when computing net premiums written); or

°	15% of net losses and loss adjustment expense reserves

●
is prohibited from declaring or paying any dividends during any financial year if it is in breach of its minimum solvency margin or minimum liquidity ratio or if the declaration or payment of such dividends would cause it to fail to meet such margin or ratio (if it has failed to meet its minimum solvency margin or minimum liquidity ratio on the last day of any financial year, Flagstone will be prohibited, without the approval of the BMA, from declaring or paying any dividends during the next financial year);

●
is prohibited from declaring or paying in any financial year dividends of more than 25% of its total statutory capital and surplus (as shown on its previous financial year’s statutory balance sheet) unless it files (at least 7 days before payment of such dividends) with the BMA an affidavit stating that it will continue to meet the required margins;

●
is prohibited, without the approval of the BMA, from reducing by 15% or more its total statutory capital as set out in its previous year’s financial statements and any application for such approval must include an affidavit stating that it will continue to meet the required margins; and

●
is required, at any time it fails to meet its solvency margin, within 30 days (45 days where total statutory capital and surplus falls to 75 million Bermuda dollars or less) after becoming aware of that failure or having reason to believe that such failure has occurred, to file with the BMA a written report containing certain information.

Minimum Liquidity Ratio.      The Insurance Act provides a minimum liquidity ratio for general business insurers, such as Flagstone. An insurer engaged in general business is required to maintain the value of its relevant assets at not less than 75% of the amount of its relevant liabilities. Relevant assets include cash and time deposits, quoted investments, unquoted bonds and debentures, first liens on real estate, investment income due and accrued, accounts and premiums receivable and reinsurance balances receivable. There are certain categories of assets which, unless specifically permitted by the BMA, do not automatically qualify as relevant assets, such as unquoted equity securities, investments in and advances to affiliates and real estate and collateral loans. Relevant liabilities are total general business insurance reserves and total other liabilities less deferred income tax, sundry liabilities (by interpretation, those not specifically defined), letters of credit and guarantees.

Supervision, Investigation and Intervention.       The BMA may appoint an inspector with extensive powers to investigate the affairs of an insurer if the BMA believes that an investigation is required in the interest of the insurer’s policyholders or persons who may become policyholders. In order to verify or supplement information otherwise provided to the BMA, the BMA may direct an insurer to produce documents or information relating to matters connected with the insurer’s business.

If it appears to the BMA that there is a risk of Flagstone becoming insolvent, or that it is in breach of the Insurance Act or any conditions imposed upon its registration, the BMA may, among other things, direct the insurer:  (1) not to take on any new insurance business; (2) not to vary any insurance contract if the effect would be to increase the insurer’s liabilities; (3) not to make certain investments; (4) to realize certain investments; (5) to maintain in, or transfer to the custody of a specified bank, certain assets; (6) not to declare or pay any dividends or other distributions or to restrict the making of such payments; (7) to limit its premium income; (8) to remove a controller or officer; and/or (9) to file a petition for the winding up of the Company.

Disclosure of Information.    In addition to powers under the Insurance Act to investigate the affairs of an insurer, the BMA may require certain information from an insurer (or certain other persons) to be produced to them. The BMA also may assist other regulatory authorities, including foreign insurance regulatory authorities with their investigations involving insurance and reinsurance companies in Bermuda, subject to restrictions. For example, the BMA must be satisfied that the assistance being requested is in connection with the discharge of regulatory responsibilities of the foreign regulatory authority, and the BMA must consider whether to co-operate is in the public interest. The grounds for disclosure are limited and the Insurance Act provides sanctions for breach of the statutory duty of confidentiality.

Under the Companies Act, the Minister of Finance has been given powers to assist a foreign regulatory authority which has requested assistance in connection with enquiries being carried out by it in the performance of its regulatory functions. The Minister’s powers include requiring a person to furnish him with information, to produce documents to him, to attend and answer questions and to give assistance in connection with enquiries. The Minister must be satisfied that the assistance requested by the foreign regulatory authority is for the purpose of its regulatory functions and that the request is in relation to information in Bermuda which a person has in his possession or under his control. The Minister must consider, among other things, whether it is in the public interest to give the information sought.

Certain Other Bermuda Law Considerations

Both the Company and Flagstone are incorporated as exempted companies limited by shares under the Companies Act. Under Bermuda law, exempted companies are companies formed for the purpose of conducting business outside Bermuda from a principal place in Bermuda. As a result, we are exempt from Bermuda laws restricting the percentage of share capital that may be held by non-Bermudians, but we may not, without the express authorization of the Bermuda legislature or under a license granted by the Minister of Finance, participate in certain business transactions, including:

●
the acquisition or holding of land in Bermuda, except land held by way of lease or tenancy agreement which is required for our business and held for a term not exceeding 50 years, or which is used to provide accommodation or recreational facilities for our officers and employees and held with the consent of the Bermuda Minister of Finance for a term not exceeding 21 years;

●	the taking of mortgages on land in Bermuda in excess of 50,000 Bermuda dollars;

●	the acquisition of any bonds or debentures secured by any land in Bermuda, other than certain types of Bermuda government securities; or

●	subject to some exceptions, the carrying on of business of any kind in Bermuda for which we are not licensed in Bermuda.

While an insurer is permitted to reinsure risks undertaken by any company incorporated in Bermuda and permitted to engage in the insurance and reinsurance business, generally it is not permitted without a special license granted by the Minister of Finance to insure Bermuda domestic risks or risks of persons of, in or based in Bermuda.

The Company and Flagstone will each also need to comply with the provisions of the Companies Act regulating the payment of dividends and making distributions from contributed surplus. Under the Companies Act, a company may not declare or pay a dividend, or make a distribution out of contributed surplus, if there are reasonable grounds for believing that the company is, or would after the payment be, unable to pay its liabilities as they become due or that the realizable value of the company’s assets would thereby be less than the aggregate of its liabilities and its issued share capital and share premium accounts. Issued share capital is the aggregate par value of a company’s issued shares, and the share premium account is the aggregate amount paid for issued shares over and above their par value. Share premium accounts may be reduced in certain limited circumstances. The Companies Act also regulates return of capital, reduction of capital and any repurchase or redemption of shares by the Company. In addition, as discussed above under  “ Bermuda Insurance Regulation ”,  certain provisions of the Insurance Act will limit Flagstone’s ability to pay dividends to us.

As part of the BMA’s ongoing review of Bermuda’s insurance supervisory framework, the BMA is introducing a new risk-based capital model, or BSCR, as a tool to assist other insurers and the BMA in measuring risk and determining appropriate capitalization.  It is expected that formal legislation will become effective in 2008.  In addition, the BMA intends to allow insurers to apply to the BMA to use their own internal capital models if its internal capital model better reflects its risk and capitalization profile.  We do not currently believe our capital requirements will be impacted by the new regulations.

Although we are incorporated in Bermuda, both the Company and Flagstone have been designated as non-resident for exchange control purposes by the BMA. Both the Company and Flagstone are required to obtain the permission of the BMA for the issue and free transferability of all of their common shares. However, the BMA has pursuant to its statement of June 1, 2005 given its general permission under the Exchange Control Act 1972 (and its related regulations) for the issue and transfer of the common shares of the Company to persons not resident in Bermuda for exchange control purposes, subject to the condition that our common shares shall be listed on an appointed stock exchange (as designated by the Bermuda Minister of Finance under Section 2(9) of the Companies Act), which includes the New York Stock Exchange. This general permission would cease to apply if the Company’s shares were to cease to be so listed. Any person who becomes a holder of at least 10%, 20%, 33% or 50% of the common shares of the Company must notify the BMA in writing within 45 days of becoming such a holder or 30 days from the date they have knowledge of having become such a holder, whichever is later. The BMA may, by written notice, object to a person holding 10%, 20%, 33% or 50% of our common shares if it appears to the BMA that the person is not fit and proper to be such a holder. The BMA may require the holder to reduce their shareholding in us and may direct, among other things, that the voting rights attaching to their common shares shall not be exercisable. A person that does not comply with such a notice or direction from the BMA will be guilty of an offense.

The transfer and issuance of our common shares to any resident in Bermuda for exchange control purposes require specific prior approval under the Exchange Control Act 1972. The BMA has granted its consent to the issue and transfer of up to 20% of the Company’s common shares in issue to persons resident in Bermuda for exchange control purposes, provided no one such person owns more than 10% of the common shares, and has also given an additional specific consent that Haverford (Bermuda) Ltd. (“Haverford”) may hold, and our Executive Chairman, Mr. Byrne, and our Chief Executive Officer, Mr. Brown, each may beneficially own, 10% or more of the common shares. Because the Company and Flagstone are designated as non-resident for Bermuda exchange control purposes, they are allowed to engage in transactions, and to pay dividends to Bermuda non-residents who are holders of our common shares, in currencies other than the Bermuda dollar.

In accordance with Bermuda law, share certificates are issued only in the names of corporations, other separate legal entities or individuals. In the case of an applicant acting in a special capacity (for example, as an executor or trustee), certificates may, at the request of the applicant, record the capacity in which the applicant is acting. Notwithstanding the recording of any such special capacity, we are not bound to investigate or incur any responsibility in respect of the proper administration of any such estate or trust. We will take no notice of any trust applicable to any of our common shares whether or not we have notice of such trust.

Under Bermuda law, non-Bermudians (other than spouses of Bermudians and holders of a permanent resident’s certificate) may not engage in any gainful occupation in Bermuda without an appropriate governmental work permit. Work permits may be granted or extended by the Bermuda government upon showing that, after proper public advertisement in most cases, no Bermudian (or spouse of a Bermudian or holder of a permanent resident’s certificate) is available who meets the minimum standard requirements for the advertised position. In 2001, the Bermuda government announced a policy limiting the duration of work permits to six years, with certain exemptions for key employees. We may not be able to use the services of one or more of our key employees in Bermuda if we are not able to obtain work permits for them, which could have an adverse effect on our business. In addition, exempted companies, such as the Company and Flagstone, must comply with Bermuda resident representation provisions under the Companies Act, which require that a minimum number of offices must be filled by persons who are ordinarily resident in Bermuda. We do not believe that such compliance will result in any material expense to us.

The Bermuda government actively encourages foreign investment in “exempted” entities like the Company and Flagstone that are based in Bermuda, but do not operate in competition with local businesses. As well as having no restrictions on the degree of foreign ownership, the Company and Flagstone will not be subject to taxes computed on profits or income or computed on any capital asset, gain or appreciation, or any tax in the nature of estate duty or inheritance tax or to any foreign exchange controls in Bermuda until March 28, 2016.

Other Jurisdictions

Overview

We conduct business through our Bermuda office, with our research and development effort and part of our catastrophe modeling and risk analysis team in Hyderabad, India, underwriting in our Martigny, Switzerland office, global marketing and business development in our London, England office and back office and operational support in our Halifax, Canada office. We do not intend to conduct any activities which may constitute the actual transaction of the business of insurance in any jurisdiction in which Flagstone or any other subsidiary of the Company is not licensed or otherwise authorized to engage in such activities. However, the definition of such activities is in some jurisdictions ambiguous and susceptible to judicial interpretation. Accordingly, there can be no assurance that enquiries or challenges to our insurance activities in such jurisdictions will not be raised in the future or that our location or regulatory status, or restrictions on its activities resulting therefrom, will not adversely affect us.

In addition to the regulatory requirements imposed by the jurisdictions in which a reinsurer is licensed, a reinsurer’s business operations are affected by regulatory requirements governing  “ credit for reinsurance ”  in other jurisdictions in which its ceding companies are located. In general, a ceding company which obtains reinsurance from a reinsurer that is licensed, accredited or approved by the jurisdiction in which the ceding company files statutory financial statements is permitted to reflect in its statutory financial statements a credit in an aggregate amount equal to the liability for unearned premiums and loss reserves and loss expense reserves ceded to the reinsurer. Many jurisdictions also permit ceding companies to take credit on their statutory financial statements for reinsurance obtained from unlicensed or non-admitted reinsurers if certain prescribed security arrangements are made. Because Flagstone will not be licensed, accredited or approved in any jurisdiction except Bermuda, Flagstone expects that in certain instances its reinsurance clients will require it to post a letter of credit or enter into other security arrangements.

Switzerland

Our Swiss subsidiary, Flagstone Suisse, is headquartered in Martigny, Switzerland and has a representative office in Zurich. Flagstone Suisse is licensed by the FOPI in Switzerland to conduct reinsurance business in accordance with the Federal Insurance Supervisory Law, or ISL.

The conduct of reinsurance business by a company headquartered in Switzerland requires a license granted by FOPI. In addition, various regulatory requirements must be satisfied, as set forth primarily by the three following sets of rules and regulations:

●	the ISL;

●	the Federal Insurance Supervision Ordinance; and

●	the FOPI Supervision Decree.

Under Swiss rules and regulations, Swiss reinsurance companies are generally subject to the same provisions that apply to direct insurers, and include the following obligations:

●	sound corporate governance;

●	minimum capital and capital resource requirements;

●	internal risk management and control procedures;

●
appointment of an independent and properly qualified actuary responsible for ensuring that solvency margins are calculated correctly, proper accounting principles are used, and adequate technical reserves are established; and

●	compliance with the Swiss Solvency Test (“SST”) requirements.

The SST requires that a company have adequate and unencumbered capital of its own at its disposal for all of its activities (solvency margin requirements), as determined under two methods of calculation: first, based on the volume of business (Solvency I); and second, based on the risks to which the insurance company is exposed (Solvency II).

Flagstone Suisse is required to comply with each of the requirements above, as well as various reporting requirements which include the following: Flagstone Suisse will be required to prepare an annual report at the end of each financial year on the solvency margins available, as well as an annual report on the calculation of target capital and on risk bearing capital. Flagstone Suisse will also be required to prepare a corporate report and a report on supervision. The report on supervision is to be submitted to FOPI by June 30 of each year in electronic form together with the annual report.

Island Heritage is currently licensed to transact domestic insurance business in sixteen Caribbean countries.

Cayman Islands Insurance Regulation

Island Heritage holds a Class A insurance license issued in accordance with the terms of the Insurance Law (2008 Revision) of the Cayman Islands, or the Law, and is subject to regulation by the Cayman Islands Monetary Authority, or CIMA, in terms of the Law.

As the holder of a Class A insurance license, Island Heritage is permitted to carry on insurance business generally in or from within the Cayman Islands (e.g., domestic insurance business).

Island Heritage is required to comply with the following principal requirements under the Law:

●
the maintenance of a net worth (defined in the Law as the excess of assets, including any contingent or reserve fund secured to the satisfaction of CIMA, over liabilities other than liabilities to partners or shareholders) of at least 100,000 Cayman Islands dollars (which is equal to approximately US$120,000), in respect of general business, of at least 200,000 Cayman Islands dollars (which is equal to approximately US$240,000) in respect of long term business, of at least 300,000 Cayman Islands dollars (which is equal to approximately US$360,000) in respect of general and long term business, subject to increase by CIMA depending on the type of business undertaken;

●
to carry on its insurance business in accordance with the terms of the license application submitted to CIMA, to seek the prior approval of CIMA to any proposed change thereto, and annually to file a certificate of compliance with this requirement, in the prescribed form, signed by an independent auditor, or other party approved by CIMA;

●	to prepare annual accounts in accordance with generally accepted accounting principles, audited by an independent auditor approved by CIMA;

●	to seek the prior approval of CIMA in respect of the appointment of directors and officers and to provide CIMA with information in connection therewith and notification of any changes thereto;

●	to seek the prior approval of CIMA before any change of control of Island Heritage in respect of any disposal or transfer of shares;

●	to maintain appropriate business records in the Cayman Islands; and

●	to pay an annual license fee.

Where You Can Find More Information

The Company’s Annual Reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, are available free of charge through the investor information pages of its website, located at  www.flagstonere.bm.  Alternatively, the public may read or copy the Company’s filings with the Securities and Exchange Commission (the “SEC”) at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, DC 20549.  The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC (http://  www.sec.gov ).